UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE

(RULE 14a-101)

SCHEDULE 14A INFORMATION

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VERIZON COMMUNICATIONS INC.

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Explanatory Note

The following communications are expected to be sent on or after March 30, 2010 to, respectively, certain proxy advisory firms, certain shareholders of Verizon Communications Inc. (Verizon) and certain employees of Verizon and Verizon Wireless.

* * *

[Date]

[Address of proxy advisory firm]

[Salutation]:

As Verizon’s independent compensation consultant for the Human Resources Committee (“the Committee”) of Verizon’s Board of Directors, the Committee asked that I reach out to dialogue with you on Verizon’s executive compensation program, including recent changes that the Committee has made.

This year, as part of Verizon’s ongoing commitment to sound governance and executive compensation practices, Verizon’s Proxy Statement once again includes a management proposal seeking an advisory vote related to executive compensation. The Committee views this advisory vote as an important part of the Company’s executive compensation process and in this context, I would be pleased to respond to any questions you may have as you prepare your report. Enclosed is a copy of Verizon’s 2010 Proxy Statement describing the company’s executive compensation program.

Each year, the Committee reviews Verizon’s executive compensation program with the objective of designing and maintaining a program that demonstrates sound governance practices, provides a direct linkage between pay and performance and effectively aligns the interests of shareholders and executives. The remainder of this letter highlights key features of Verizon’s program.

Sound Executive Compensation Practices

Verizon’s Board of Directors has consistently implemented executive compensation practices that are focused on pay-for-performance, with an emphasis on creating long-term shareholder value. Last year, Verizon’s first annual advisory vote related to executive compensation was approved by more than 90% of the votes cast on the proposal. Subsequent to that vote, the Verizon Board of Directors took additional steps to provide an even stronger link between executives’ and shareholders’ interests.

Verizon’s commitment to sound compensation practices is evidenced by the following changes it has made over time to implement best practices:

•

Elimination of tax gross-up payments, including those related to life insurance premium contributions, spousal travel to business-related events and the excise tax liability under Internal Revenue Code Section 4999 related to any Section 280G excess parachute payment after a change in control;

•	Elimination of an employment agreement for the CEO and non-renewal of any outstanding executive employment agreements;

•	Elimination of guaranteed pension and supplemental retirement benefits;

•	Elimination of executive perquisites allowances;

•	Elimination of the personal use of corporate aircraft following retirement as an employment benefit for the current and all subsequent CEOs;

•	Adoption of a policy prohibiting the Committee’s independent compensation consultant from doing any work for the Company;

•	Implementation of a policy to “clawback” incentive payments made to executives who engage in financial misconduct; and

•	Implementation of significant stock ownership requirements for the CEO and all senior management employees.

Over the past three years, Verizon has engaged in an ongoing dialogue with Verizon shareholders, proxy advisory firms and others about the Company’s executive compensation program. The Committee has taken into account those discussions when considering revisions to the Company’s compensation practices. These revisions have included:

•	Selecting a single, self-adjusting peer group, the Related Dow Peers, to benchmark both compensation opportunities and long-term stock performance;

•	Referencing the 50th percentile of the peer group for each executive’s total compensation opportunity;

•	Introducing a company-wide measure of Free Cash Flow in the Short-Term Incentive Plan;

•

Increasing the level of performance that is required under the Long-Term Incentive Plan so that the target award for Performance Stock Units (PSUs) is not payable unless Verizon’s total shareholder return during the three-year performance cycle ranks above the median for its peer group; and

•	Providing for a “double-trigger” for the vesting of any outstanding long-term incentive awards following a change in control.

Linkage between Pay and Performance

Verizon’s executive compensation is directly linked to the Company’s performance. Verizon’s compensation programs are designed so that total compensation is heavily weighted toward incentive pay using a mix of performance measures that discourages executives from taking undue risks to achieve short-term goals at the expense of the Company’s long-term sustainability. Only approximately 10% of Verizon’s senior executives’ total compensation opportunity is made up of base salary. Approximately 90% of their total compensation opportunity is made up of incentive pay with approximately:

•	70% based on three-year share performance in order to evaluate long-term strategies and the effect on value for shareholders; and

•	20% based on achievement of challenging annual performance metrics.

In 2009, Verizon met the challenges posed by a global economic downturn and continued to grow revenue, increase free cash flow, and make strategic investments in wireless, broadband, global connectivity and video. However, based on the Committee’s review of the Company’s performance during 2009 against challenging goals, the Committee approved payment of the Company’s 2009 short-term incentive awards at 25% below their targeted value for all of the named executive officers, including the CEO. This payout percentage was lower than in each of the past five years, and represented an approximate 20% reduction from 2008. In addition, in consideration of overall economic conditions, the Committee reduced the target value of the 2009 annual long-term incentive plan grants by approximately 15%.

Verizon’s Long-Term Incentive Plan award payments are based on performance over a three-year period. For the three-year period from 2007-2009, Verizon’s total shareholder return ranked in the 70th percentile when compared to its industry peers and in the 64th percentile when compared to the S&P 500 Index companies. As a result, the Committee approved award payouts for the 2007-2009 long-term award cycle at 35% above the targeted grant levels. In addition, based on the Company’s achievements over the three-year performance cycle with respect to pre-established strategic initiatives related to maintaining Verizon’s market leadership in key areas, implementation of key policy initiatives and succession planning, the independent members of the Board approved an additional payout of approximately $6.8 million under the terms of Mr. Seidenberg’s 2007 performance stock unit agreement.

Shareholder Proposals

This year’s Proxy Statement includes seven shareholder proposals. The Verizon Board of Directors, after careful consideration, is recommending a vote against each of these proposals. Similarly, the Committee has reviewed the proposals related to executive compensation. Consistent with the shareholder outreach discussions that we had last year, please note the following:

•

PSU Performance Thresholds – This proposal requests adoption of a policy to restrict the circumstances under which PSUs would vest and become payable. The terms of Verizon’s PSUs are one component of a carefully designed, multi-faceted compensation structure. The Board believes that imposing the arbitrary limitation contemplated in the proposal would unduly restrict the Committee’s ability to design and administer a competitive compensation program that best addresses the interests of Verizon and its shareholders under a wide range of potential performance outcomes.

•

Shareholder Right to Call a Special Meeting – This proposal requests that the Board amend the bylaws to provide that a group of holders with 10% of the common stock may call a special meeting of shareholders. After considering the shareholder vote on this proposal at the last annual meeting and subsequent discussions with large investors, the Board amended Verizon’s bylaws to provide that any shareholder who owns at least 10%, or multiple shareholders who own at least 25%, of Verizon’s stock may call a special meeting. As a result, the Board believes that the action requested by the proponent is unnecessary.

•

Shareholder Approval of Benefits Paid After Death – This proposal requests shareholder approval of arrangements colloquially referred to as “golden coffin” arrangements. The Board believes that this proposal is unnecessary, because, as described in more detail in the Proxy Statement, Verizon does not have “golden coffin” arrangements of the type identified by the proponent as being a concern.

As the independent compensation consultant serving Verizon’s Committee, I look forward to an ongoing and evolving dialogue regarding sound governance and executive compensation practices. The Committee and I appreciate your review of the proposals in the enclosed Proxy Statement. Please feel free to contact me if you would like to arrange a meeting or conference call.

Sincerely,

Yvonne Chen

Managing Director

* * *

Marc C. Reed Executive Vice President – Human Resources

Verizon Communications Inc. 140 West Street, 29th Floor New York, New York 10007

[Date]

Dear Investor:

This year, as part of our ongoing commitment to sound governance and executive compensation practices, Verizon’s Proxy Statement once again includes a management proposal seeking an advisory vote related to executive compensation. The Proxy Statement also includes several shareholder proposals related to compensation and corporate governance. We appreciate your consideration of these proposals in advance of our May 6, 2010, Annual Meeting of Shareholders. We believe that the advisory vote (Item 3 on your proxy card) deserves your support and we request that you vote against the various shareholder proposals (Items 4 through 10 on your proxy card), which the Verizon Board of Directors does not support for the reasons stated in the Proxy Statement. For your convenience, we have enclosed a copy of the Proxy Statement.

Sound Executive Compensation Practices

Verizon’s Board of Directors has consistently implemented executive compensation practices that are focused on pay-for-performance, with an emphasis on creating long-term shareholder value. Last year, Verizon’s first annual advisory vote related to executive compensation was approved by more than 90% of the votes cast on the proposal. Subsequent to that vote, the Verizon Board of Directors took additional steps to provide an even stronger link between executives’ and shareholders’ interests.

Verizon’s commitment to sound compensation practices is evidenced by the following changes it has made over time to implement best practices:

•

Elimination of tax gross-up payments, including those related to life insurance premium contributions, spousal travel to business-related events and the excise tax liability under Internal Revenue Code Section 4999 related to any Section 280G excess parachute payment after a change in control;

•	Elimination of an employment agreement for the CEO and non-renewal of any outstanding executive employment agreements;

•	Elimination of guaranteed pension and supplemental retirement benefits;

•	Elimination of executive perquisites allowances;

•	Elimination of the personal use of corporate aircraft following retirement as an employment benefit for the current and all subsequent CEOs;

•	Adoption of a policy prohibiting the Human Resources Committee’s (the “Committee”) independent compensation consultant from doing any work for the Company;

•	Implementation of a policy to “clawback” incentive payments made to executives who engage in financial misconduct; and

•	Implementation of significant stock ownership requirements for the CEO and all senior management employees.

Over the past three years, Verizon has engaged in an ongoing dialogue with its shareholders and others about the Company’s executive compensation program. The Committee has taken into account those discussions when considering revisions to the Company’s compensation practices. These revisions have included:

•	Selecting a single, self-adjusting peer group, the Related Dow Peers, to benchmark both compensation opportunities and long-term stock performance;

•	Referencing the 50th percentile of the peer group for each executive’s total compensation opportunity;

•

Increasing the level of performance that is required under the Long-Term Incentive Plan so that the target award for Performance Stock Units (PSUs) is not payable unless Verizon’s total shareholder return during the three-year performance cycle ranks above the median for its peer group; and

•	Providing for a “double-trigger” for the vesting of any outstanding long-term incentive awards following a change in control.

Linkage between Pay and Performance

Verizon’s executive compensation is directly linked to the Company’s performance. Verizon’s compensation programs are designed so that total compensation is heavily weighted toward incentive pay using a mix of performance measures that discourages executives from taking undue risks to achieve short-term goals at the expense of the Company’s long-term sustainability. Only approximately 10% of Verizon’s senior executives’ total compensation opportunity is made up of base salary. Approximately 90% of their total compensation opportunity is made up of incentive pay with approximately:

•	70% based on three-year share performance in order to evaluate long-term strategies and the effect on value for shareholders; and

•	20% based on achievement of challenging annual performance metrics.

In 2009, Verizon met the challenges posed by a global economic downturn and continued to grow revenue, increase free cash flow, and make strategic investments in wireless, broadband, global connectivity and video. However, based on the Committee’s review of the Company’s performance during 2009 against challenging goals, the Committee approved payment of the Company’s 2009 short-term incentive awards at 25% below their targeted value for all of the named executive officers, including the CEO. This payout percentage was lower than in each of the past five years, and represented an approximate 20% reduction from 2008. In addition, in consideration of overall economic conditions, the Committee reduced the target value of the 2009 annual Long-Term Incentive Plan grants by approximately 15%.

Verizon’s Long-Term Incentive Plan award payments are based on performance over a three-year period. For the three-year period from 2007-2009, Verizon’s total shareholder return ranked in the 70th percentile when compared to its industry peers and in the 64th percentile when compared to the S&P 500 Index companies. As a result, the Committee approved PSU award payouts for the 2007-2009 long-term award cycle at 35% above the targeted grant levels. In addition, based on the Company’s achievements over the three-year performance cycle with respect to pre-established strategic initiatives related to maintaining Verizon’s market leadership in key areas, implementation of key policy initiatives and succession planning, the independent members of the Board approved an additional payout of approximately $6.8 million under the terms of Mr. Seidenberg’s 2007 performance stock unit agreement.

Shareholder Proposals

The Proxy Statement includes seven shareholder proposals (Items 4 through 10 on your proxy card). The Board recommends that you vote against each of these proposals for the reasons described in the Proxy Statement. In addition, please note the following:

•

PSU Performance Thresholds – This proposal requests adoption of a policy to restrict the circumstances under which PSUs would vest and become payable. The terms of Verizon’s PSUs are one component of a carefully designed, multi-faceted compensation structure. The Board believes that imposing the arbitrary limitation contemplated in the proposal would unduly restrict the Committee’s ability to design and administer a competitive compensation program that best addresses the interests of Verizon and its shareholders under a wide range of potential performance outcomes.

•

Shareholder Right to Call a Special Meeting – This proposal requests that the Board amend the bylaws to provide that a group of holders with 10% of the common stock may call a special meeting of shareholders. After considering the shareholder vote on this proposal at the last annual meeting and subsequent discussions with large investors, the Board amended Verizon’s bylaws to provide that any shareholder who owns at least 10%, or multiple shareholders who own at least 25%, of Verizon’s stock may call a special meeting. As a result, the Board believes that the action requested by the proponent is unnecessary.

•

Shareholder Approval of Benefits Paid After Death – This proposal requests shareholder approval of arrangements colloquially referred to as “golden coffin” arrangements. The Board believes that this proposal is unnecessary, because, as described in more detail in the Proxy Statement, Verizon does not have “golden coffin” arrangements of the type identified by the proponent as being a concern.

We appreciate your investment in Verizon and your taking the time to review and consider the proposals in the Proxy Statement. We encourage you to support the Board’s position on all of the management and shareholder proposals presented in the Proxy Statement.

Sincerely,

Marc Reed

Executive Vice President - Human Resources

Enclosure

* * *

Subject: Your Company, Your Shares, Your Vote

As an employee shareholder, you have an important opportunity to support your Company by casting a vote on the proposals to be considered at Verizon’s 2010 Annual Meeting of Shareholders.

This year’s ballot includes an advisory vote related to executive compensation, as well as several shareholder proposals related to compensation and corporate governance. The outcome of the vote on these proposals may impact the programs and policies that determine your compensation. Verizon’s Board has recommended an affirmative vote on the advisory vote related to executive compensation (Item 3 on your proxy card) and a negative vote on each of the shareholder proposals (Items 4 through 10 on your proxy card). A description of the Board’s position on these matters may be found in the Company’s proxy statement, which is available online at www.envisionreports.com/vz, and in the letter to investors attached to this email.

You can cast your vote today online at www.envisionreports.com/vz. To log on, you will need the voting instructions contained in either the email you received from “Verizon Proxy Notice” on approximately March 22 or on the proxy card you received by mail. Savings plan participants must vote their shares by May 3. The plan trustee will vote all uninstructed plan shares “For” and “Against” the proposals in the same proportion to the votes actually received from plan participants by that date. If you do not vote your shares, you will not have a voice in how the trustee votes.

If you also own shares through a broker (including your Fidelity brokerage account), you will need to vote those shares separately in accordance with the instructions you receive from your broker.

It is Verizon’s policy to maintain the confidentiality of shareholder votes.

We appreciate your contributions to Verizon and your careful consideration of the Board’s recommendations on the proposals.

Marc Reed

Executive Vice President - Human Resources